Exhibit 12.1

Quad City Holdings, Inc.
Calculation of earnings to fixed charges
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                                                                    Jun-00   Jun-99   Jun-98   Jun-97   Jun-96
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

Earnings before income taxes ....................................    4,426    4,079    4,071    1,384      683
                                                                    ------------------------------------------
Add: preferred dividends on a pretax basis ......................        0        0        0        0        0
Add: fixed charges ..............................................   13,552   11,269    8,437    4,997    3,495
                                                                    ------------------------------------------
Earnings including interest expense on deposits (1) .............   17,978   15,348   12,508    6,381    4,178
Less: interest expense on deposits ..............................   10,125    9,010    6,971    4,358    3,350
                                                                    ------------------------------------------
Earnings excluding interest expense on deposits (2) .............    7,853    6,338    5,537    2,023      828

Fixed charges:
   Interest expense on deposits .................................   10,125    9,010    6,971    4,358    3,350
   Interest expense on borrowings ...............................    3,164    2,017    1,371      636      136
   Portion of rents representative of interest factor ...........      263      242       95        3        9
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Fixed charges including interest expense on deposits (3) ........   13,552   11,269    8,437    4,997    3,495
Less interest expense on deposits ...............................   10,125    9,010    6,971    4,358    3,350
                                                                    ------------------------------------------
Fixed charges excluding interest expense on deposits (4) ........    3,427    2,259    1,466      639      145
                                                                    ==========================================

Rents ...........................................................      451      430      176       10       20
Portion of rents representative of interest factor ..............      263      242       95        3        9

Ratio of earnings to fixed charges and preferred stock dividends:
   Excluding interest expense on deposits ( (2)/(4) ) ...........     2.29     2.81     3.78     3.17     5.71
   Including interest expense on deposits ( (1)/(3) ) ...........     1.33     1.36     1.48     1.28     1.20


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